PragerMetis

To the Board of Directors and Stockholders of

Rocky Mountain High Brands, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Rocky Mountain High Brands, Inc. on Form S-1 of our report dated April 12, 2019 with respect to our audit of the financial statements of Rocky Mountain High Brands, Inc. as of December 31, 2018 and for the year ended December 31, 2018, which report appears in this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/Prager Metis CPAs, LLC

Prager Metis CPAs, LLC

Basking Ridge, New Jersey

May 15, 2019

An affiliate of Prager Metis International	NEW YORK	NEW JERSEY	LOS ANGELES	LONDON